JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
James H. Woodward, Jr.	George Zagoudis
Executive Vice President and	Analyst Contact
Chief Financial Officer	312-640-6663
414-319-8507

JOY GLOBAL INC. ANNOUNCES FOURTH QUARTER AND

FISCAL 2007 YEAR-END OPERATING RESULTS

•	Q4 orders of $968 million sets new record
•	P&H Q4 revenues up 20% from prior year
•	Q4 Gross Profit margins increased by 200 basis points
•	Incremental profitability of 34% increased Q4 operating profit to $147 million
•	Share repurchases of $43 million in Q4 bring program total to $795 million
•	Q4 EPS of $0.64 and FY EPS of $2.51 include $0.16 of tax charges

Milwaukee, WI – December 19, 2007 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and fiscal year 2007 results. Net sales for the quarter increased by 7 percent to $736 million, compared with $689 million in the fourth quarter of last year. Operating income totaled $147 million in the fourth quarter, versus $132 million in the prior year, an increase of 12 percent. Net income was $70 million or $0.64 per diluted share in the quarter, compared with $85 million, or $0.71 per diluted share in the fourth quarter of fiscal 2006. Previously announced tax adjustments in the respective fourth quarters reduced 2007 net income by $18 million or $0.16 per share and reduced 2006 net income by just under $10 million, or $0.08 per share.

For fiscal 2007, net sales were $2.55 billion compared to $2.40 billion in fiscal 2006 and operating income increased by $31 million to $473 million. Diluted earnings per share were $2.51 compared with $3.38 in the prior year. Full year fiscal 2006 results benefited from a net adjustment in tax asset valuation reserves of $101 million or $0.88 per diluted share.

“I am very pleased with our operational results for the fourth quarter, which includes numerous positive aspects. Our order rate was a new record, and reflects the strong preference that our customers have for our equipment and services. This order rate not only includes a record number of mining shovels, but it also includes significant order increases from U.S. underground coal customers and reflects the initial stage of recovery in that market. Progress made on previously discussed manufacturing and supply chain issues at P&H resulted in increased aftermarket shipments. In addition to benefiting fourth quarter revenues, this commitment to aftermarket support is key to maintaining high levels of machine reliability, and underscores the strong order bookings for original equipment. Our Joy underground business continues to deliver margins that outpace the industry despite the residual effect of the weak conditions in U.S. coal, their largest market segment. The outlook for our markets is stronger than ever.

Supply continues to chase demand in our international markets, including coal, copper, iron ore and the Canadian oil sands. Our customers are increasing their level of investment in future expansions and are moving from brown field to green field projects. In addition, the U.S. coal market is beginning to improve. As a result, we finish our fiscal 2007 and enter fiscal 2008 with strong operational performance and an improved market outlook.”

Fourth Quarter Operating Results

Bookings in the fourth quarter were again at record levels and totaled $968 million, an increase of 16 percent over the prior year period, at that time a record quarter for bookings. Orders at P&H Mining Equipment, our surface equipment business, were $555 million in the fourth quarter. Original equipment bookings were up nearly 50 percent, while aftermarket orders were also up strongly by 23 percent. P&H original equipment orders were broadly based and include shovel orders for international coal, copper, iron ore and oil sands. Several of the shovel orders were for multiple machines, including the initial shovel order for the next new oil sands operator. At the Joy Mining Machinery underground equipment business, orders were essentially flat from last year. This reflects an increase in orders from U.S. underground coal customers, offset by normal lumpiness in international orders. The U.S. fourth quarter orders for Joy were up by more than 80 percent from last year’s fourth quarter, and reflect the impact of a significant order for multiple machines. Although the majority of the Joy U. S. order improvement was for original equipment, Joy also saw their U.S. aftermarket orders grow by 18 percent from the fourth quarter of last year. In combination, the original equipment and aftermarket order increases at Joy are the first significant U.S. order improvements since the U.S. coal market began to weaken in mid 2006.

Total revenues in the fourth quarter increased by $47 million, or 7 percent, over the prior-year period to $736 million. P&H surface sales were up 20 percent while Joy underground revenues were essentially flat. P&H showed strong gains in both original equipment and aftermarket shipments in the quarter. Despite strong shipments, aftermarket orders continue to benefit from the growing fleet of P&H machines and exceeded shipments. P&H’s increase in sales from the fourth quarter of 2006 reflects the contribution of the capacity expansion in Milwaukee completed earlier this year, and the catch up from previous manufacturing and supply chain issues. Shipments at Joy this quarter reflect the strength of their international markets offset by the impact of previous weakness in U.S. coal. The weakness in U.S. coal has existed for more than a year and Joy entered the fourth quarter with a reduced backlog that limited its ability to increase year-over-year shipments. The strong U.S. original equipment orders booked in the fourth quarter and major longwall projects booked earlier in 2007, which are both scheduled for fiscal 2008 delivery, support our positive outlook for this segment.

Incremental operating profit for the quarter was 34 percent on the increase in sales. Gross profit margins increased to 33.4 percent from 31.3 percent in the prior year fourth quarter reflecting increased productivity, strong cost controls, a higher mix of aftermarket shipments and the commitment to keeping pricing ahead of cost inflation. The increased productivity came primarily from the new machine tools and cellular manufacturing implemented at P&H mining’s Milwaukee facility. Although the installation was completed in early 2007, much of the year was invested in bringing on-line and balancing this new capacity. The fourth quarter therefore reflected the normal run rate from this investment that is expected to carry into fiscal 2008.

Partly offsetting the improved gross profit margin, the company’s product development, selling and administrative expenses in the quarter totaled $99 million, and as a percent of sales, rose to

13.4 percent from 12.6 percent in the fourth quarter of last year. The increase is primarily related to infrastructure investment being made for new production capacity in China, and increased expenses associated with the development and introduction of new products.

The fourth quarter fiscal 2007 tax adjustments include taxes on dividends received from foreign subsidiaries during the quarter not previously forecasted, the resolution of an R&D study which resulted in the write-off of pre-bankruptcy R&D credits, and a reserve added following the quarterly evaluation of a previously disclosed contingent tax liability in South Africa. The effective book tax rate for the quarter was 51 percent as compared to 35 percent in the prior year fourth quarter. In addition to these discrete items, the fourth quarter tax rate includes an increase of the full year fiscal 2007 rate to 34 percent, versus the 31 percent used through the first three quarters, reflecting a change in the geographic mix of earnings. As a result of this and our continued growth internationally, we now expect the effective tax rate to be approximately 34 percent in fiscal 2008. The cash tax rate for fiscal year 2007 was just under 16 percent. Due to a change in amortization period of our net operating loss carryforward, we now expect the cash tax rate for fiscal 2008 to increase to between 20 and 25 percent.

Other Financial Matters

Cash flow from operations in the fourth quarter was $171 million on strong earnings and increased advance payments from bookings when compared to the prior year period. Continuing our strategy of returning excess cash to shareholders, we repurchased over $43 million of shares at an average price of $46.64 per share. In total, $795 million of stock has now been repurchased under the $1.0 billion authorization. The company expects the share buyback program will be completed prior to its expiration at the end of calendar 2008.

Positive Outlook Based on Continued Strength in Global Mining Activity

The long-term outlook for the commodities mined by the company’s customers not only remains very positive but is improving. Demand for most commodities is driven by the sustained performance of the world’s economy in general, and from the exceptionally strong economic growth from China and India as they continue to industrialize. At the same time demand is increasing, the supply of commodities from existing mines through brown field expansion is limited and therefore the company’s customers are moving into new, green field expansion projects. These green field projects are typically larger, require more infrastructure development and have longer lead times to first production. Plans for these green field projects provide the company with insight into future demand, and the company interprets its customers’ increasing commitments to these larger and longer projects as an indication that they see robust future demand for their commodities.

Copper prices have stayed high as demand growth from China more than offsets the impact of softness in the U.S. housing market. The continuation of historically high copper prices has triggered a series of expansion projects. The announced expansion in copper exceeds $26 billion in investment, and ranges from major new projects in remote and hostile regions to the return to production of mines that were previously decommissioned. Strong demand for steel, particularly in the emerging markets of China, India, Brazil and Russia, continues to pressure existing supplies of iron ore. The major iron ore producers continue to announce further expansions and Chinese and Indian steel companies are investing in smaller iron ore producers in Western Australia to further increase capacity.

As oil prices continue to stay near record levels, the outlook for the oil sands has improved. Royalty rate increases were offset by a reduction in Canadian income tax rates and the net effect has been minor on oil sands producers. The existing producers continue to increase their operations. In addition, major oil companies are announcing investments in the oil sands as they look to unconventional sources for increased production. The company expects the recent strong demand for oil sands shovels to continue for several more years.

The U.S. coal market has experienced weak demand for original equipment since mid-2006 as a result of low growth in electricity demand. The U.S market is now seeing improved conditions in demand for thermal coal for power generation. Electricity demand for 2007 through November is 2.7 percent above 2006. Coal producers took capacity off line in late 2006 and early 2007 to match demand. As a result, coal production year-to-date remains slightly lower than last year, and has supported improved prices. Prices in all markets are up significantly from the beginning of the year. In addition, electricity demand is up 6 percent in the first two months of the fourth quarter, and prices are expected to improve further. The company believes that customers delivering into the U.S. power generation market have exhibited strong market discipline to date, and therefore will look for sustained demand at attractive prices before bringing existing mines back into production.

There is 20 GW of electricity generating capacity under construction or in latter stages of development in the U.S. These plants are scheduled for completion by 2012, and would burn an additional 100 million tons of coal. There is some doubt regarding the construction of coal-fueled power plants beyond this time horizon due to the regulatory uncertainties. Until there is greater regulatory clarity, the company believes that the construction of future electricity generating plants, fueled by coal or otherwise, will be delayed. In the meantime, the average utilization of existing coal-fueled power plants is approximately 70%, and improved utilization of these plants provides further opportunity for coal. The International Energy Agency recently released a report stating that three issues must be addressed as a result of the surprisingly strong growth in energy demand: reducing emissions, energy security and adequate energy supply. This combined effect can be seen in practice as well as policy as Europe continues to build new coal fueled power plants and convert existing gas fueled plants to coal. The company believes that current technologies, when fully developed on commercial scale, will allow coal to meet all three of these critical issues, and will continue to support coal as the preferred fuel for base load power.

The demand for seaborne-traded coal has increased as China has moved from a net exporter to a net importer and as India’s imports have grown significantly. In China, the number of customers using the company’s equipment continues to expand in response to the continued growth in that country’s domestic demand. At the same time, coal demand continues to increase from other countries, including the UK, Germany, Italy, Korea, Indonesia and South Africa as they increase the use of coal to fuel new, existing and converted power generating plants. This demand growth is compounded by rail and port constraints in the primary exporting countries of Australia and South Africa. Infrastructure expansion is underway, but is not expected to have a meaningful impact before 2010. As a result, demand and pricing for internationally traded coal is expected to stay strong for the next several years. In anticipation of the announced growth in infrastructure, the company’s customers in Australia and South Africa continue to accelerate coal expansion projects. These factors are also creating an opportunity for U.S. coal producers and the company is seeing the strongest response from those U.S. customers who have metallurgical grade coal and access to export markets. As a result, exports of U.S. coal are expected to increase and will keep additional supply pressure on the U.S. market.

Sutherlin continued, “We completed several capacity expansions in fiscal 2007. These include the expansion of P&H gearing component capacity in Milwaukee, a Joy Armored Face Conveyor factory in Tianjin, China and a Joy manufacturing and service center in Poland. In addition, we started construction on a P&H gearing component factory on the company’s Tianjin, China manufacturing campus. We see increased demand for our products and services from the strong and improving conditions in all of its markets and from the increased growth in demand for aftermarket parts and services as the installed fleet of equipment expands. Consistent with our commitment to meet the needs of our customers, we are continuing our expansion program by announcing the approval of a $70 million investment in a second P&H gearing and transmission factory in China. This will be our third factory in China, and reflects our commitment to build our incremental capacity in areas that will allow us to be the low cost producer and closer to our customer base. By building internal capacity for core products, such as gearing, and by outsourcing the low value added work, such as structural fabrications, we can more efficiently deploy our capital and minimize the downside risk. Gearing is fungible between aftermarket and original equipment, and the continued growth in aftermarket demand will utilize any future available capacity.”

Forward Guidance

“The company is changing its guidance practice from giving a rolling four quarter outlook at the end of each quarter to providing annual guidance. I believe this will be simpler and more effective. The following guidance will be for our fiscal 2008, and will be confirmed or updated during the course of the year. “

Sutherlin continued,”As we set our guidance for our fiscal 2008, we considered the positive impact of continued strength in our international markets and the improvement in the U.S. coal market. Although we have seen initial improvement in the order rate from the U.S. coal market, there is a lag from order to delivery since this equipment is highly customized. As such, we expect stronger deliveries of underground original equipment from an improving U.S. coal market to not be realized until the second half of our fiscal 2008 and into 2009. We also expect the improvement in aftermarket demand to be more paced and in line with the return to operation of existing equipment. We also considered the positive benefit of the new capacity that will come on line during the year. As a result of these factors, we expect our revenues in fiscal 2008 to be between $2.8 and $3.0 billion. This translates into year over year growth of 10 to 18 percent. “

“We expect our operating leverage to moderate in fiscal 2008. We will increase our investment in the infrastructure associated with starting up new manufacturing capacity, principally in China. We will continue to benefit from expense control in sales and administration, but will strategically increase our engineering expenses as we invest more in the development and introduction of new products. Although these investments will help us in future years, they will limit operating leverage in fiscal 2008. As a result, we expect operating leverage will average in the low 20 percent range for fiscal 2008. With this leverage, we expect our EBIT margins will increase modestly toward the top of our target range of 18-19 percent.”

“With our outlook for operating leverage, we expect operating profit of $525 to $565 million for fiscal 2008. With this level of operating performance and a book tax rate of approximately 34 percent, earnings per share in fiscal 2008 should be in the range of $3.10 to $3.35, including an estimated $0.08 per share from the continuation of our share buyback program.”

“We expect our revenues during the year to follow a historically seasonal pattern, with the first quarter being the lowest and the fourth quarter the highest of revenue quarters. Although our operating leverage will average in the low 20% range for the year, we expect it to be lower in the first half due to the timing of China infrastructure investments and the mix of products scheduled for first half delivery.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s fourth quarter and full-year results to be held at 11:00 AM EST on December 19, 2007. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #25403344. A rebroadcast of the call will be available until the close of business on January 31, 2008 by dialing 800-642-1687 or 706-645-9291, access code #25403344. Finally, a replay of the webcast will be accessible until January 31, 2008, through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/confcalls.jsp).

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: the duration of the recovery of the international coal and copper commodity markets and the downturn in U.S. coal markets; sustained economic growth and stability in China and our continued access to the Chinese market for mining equipment; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; possible adverse tax rulings; potential strikes or other labor union actions; inability to recover lost profits on uncollectible accounts receivable; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; difficulties in integrating business operations we acquire could negatively impact the results of those acquired operations; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Year Ended
	October 26,	October 28,	October 26,	October 28,
	2007	2006	2007	2006

Net sales	$735,909	$689,311	$2,547,322	$2,401,710
Costs and expenses:
Cost of sales	490,149	473,406	1,720,634	1,646,591
Product development, selling
and administrative expenses	98,766	87,074	358,538	321,831
Other income	(456)	(3,004)	(5,125)	(9,109)
Operating income	147,450	131,835	473,275	442,397

Interest income (expense), net	(5,529)	(1,749)	(24,944)	1,138
Reorganization items	1,143	(25)	728	6,822
Income before income taxes	143,064	130,061	449,059	450,357

Provision for income taxes	(73,425)	(44,826)	(169,275)	(35,501)

Income before cumulative effect of changes in accounting principle	69,639	85,235	279,784	414,856
Cumulative effect of changes in accounting principle	-	-	-	1,565

Net income	$69,639	$85,235	$279,784	$416,421

Basic earnings per share
Income before cumulative effect of accounting changes	$0.64	$0.71	$2.54	$3.41
Cumulative effect of accounting changes	-	-	-	0.01
Net income	$0.64	$0.71	$2.54	$3.42

Diluted earnings per share
Income before cumulative effect of accounting changes	$0.64	$0.71	$2.51	$3.37
Cumulative effect of accounting changes	-	-	-	0.01
Net income	$0.64	$0.71	$2.51	$3.38

Dividends per share	$0.15	$0.1125	$0.60	$0.45

Weighted average shares outstanding:
Basic	108,180	119,299	110,354	121,682
Diluted	109,290	120,705	111,630	123,276

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	October 26,	October 28,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$173,248	$101,254
Accounts receivable, net	560,242	431,430
Inventories	727,360	639,934
Other current assets	76,945	55,257
Total current assets	1,537,795	1,227,875

Property, plant and equipment, net	234,029	205,011
Other intangible assets, net	62,932	76,154
Goodwill	16,784	3,674
Deferred income taxes	248,139	335,690
Prepaid benefit cost	779	69,388
Other assets	34,445	36,213
Total assets	2,134,903	1,954,005

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$240	$5,166
Trade accounts payable	199,198	200,121
Employee compensation and benefits	59,490	77,415
Advance payments and progress billings	324,102	186,581
Accrued warranties	49,382	38,929
Other accrued liabilities	121,127	91,769
Total current liabilities	753,539	599,981

Long-term obligations	396,257	98,145

Other non-current liabilities	261,113	336,250

Shareholders' equity	723,994	919,629

Total liabilities and shareholders' equity	$2,134,903	$1,954,005

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	October 26,	October 28,	October 26,	October 28,
	2007	2006	2007	2006
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$384,266	$396,007	$1,421,715	$1,424,803
Surface Mining Equipment	351,643	293,304	1,125,607	976,907
Total Sales By Operation	$735,909	$689,311	$2,547,322	$2,401,710

Net Sales By Product Stream:
Aftermarket Revenues	$461,365	$427,192	$1,599,798	$1,463,888
Original Equipment	274,544	262,119	947,524	937,822
Total Sales By Product Stream	$735,909	$689,311	$2,547,322	$2,401,710

Net Sales By Geography:
United States	$313,941	$358,182	$1,211,345	$1,170,610
Rest of World	421,968	331,129	1,335,977	1,231,100
Total Sales By Geography	$735,909	$689,311	$2,547,322	$2,401,710

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$82,486	$90,497	$285,860	$307,404
Surface Mining Equipment	73,641	49,102	217,825	165,125
Corporate	(8,677)	(7,764)	(30,410)	(30,132)
Total Operating Income	$147,450	$131,835	$473,275	$442,397

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$7,183	$8,542	$32,475	$26,171
Surface Mining Equipment	4,315	3,911	16,273	15,015
Corporate	11	18	58	70
Total Depreciation And Amortization	$11,509	$12,471	$48,806	$41,256

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	(17,614)	29,163	(53,995)	(104,684)
Property, Plant and Equipment Acquired	8,079	16,278	51,194	49,066
Cash Interest Paid	2,835	3,102	20,461	4,651
Cash Taxes Paid	22,526	9,817	69,948	37,806

BOOKINGS DATA:

Underground Mining Machinery	$413,237	$425,550	$1,517,134	$1,419,024
Surface Mining Equipment	554,405	410,816	1,372,270	1,169,788
Total Bookings	$967,642	$836,366	$2,889,404	$2,588,812

	Amounts as of
BACKLOG DATA:	October 26,	July 27,	April 27,	January 26,
	2007	2007	2007	2007

Underground Mining Machinery	$804,534	$775,563	$729,350	$641,283
Surface Mining Equipment	833,064	630,302	669,873	659,170
Total Backlog	$1,637,598	$1,405,865	$1,399,223	$1,300,453

END